The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 3, 2023

Pricing Supplement dated October , 2023 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 21, 2023)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$● Notes due December 5, 2024 Linked to the Barclays Trailblazer Switch Index Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest. Instead, as described below, the Notes offer leveraged exposure to potential appreciation of the Underlier from the Initial Underlier Value to the Final Underlier Value. Investors should be willing to forgo dividend payments and, if the Final Underlier Value is less than or equal to the Initial Underlier Value, be willing to receive no more than their investment at maturity.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	October 31, 2023
Issue Date:	November 3, 2023
Final Valuation Date:†	December 2, 2024
Maturity Date:†	December 5, 2024
Reference Asset:*	The Barclays Trailblazer Switch Index (Bloomberg ticker symbol “BXIITBS5<Index>”) (the “Underlier” or the “Index”)
Payment at Maturity:

You will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪  If the Final Underlier Value is greater than the Initial Underlier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

▪  If the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-5 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.
Index Fee and Costs:

The Underlier includes an index fee of 0.85% per annum. In addition, the Underlier is an “excess return” index, meaning that it tracks the performance of the Index Components (as defined under “Information Regarding the Underlier” in this pricing supplement) minus a synthetic borrowing cost (represented by the Effective Federal Funds Rate plus a fixed spread of 0.25%).

The Index Components must perform sufficiently well to offset the effect of such index fee and such borrowing cost in order for the Underlier to appreciate in value and, accordingly, for you to earn any positive return on your Notes. See “Information Regarding the Underlier” in this pricing supplement and “Selected Risk Considerations—Risks Relating to the Underlier Generally—The Deduction of Synthetic Financing Costs and an Index Fee Will Adversely Affect Index Performance” in this pricing supplement for additional information.

Index Sponsor:	The Underlier was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Underlier. The Underlier is operated by Barclays Index Administration, a distinct function within Barclays Bank PLC (in such capacity, the “Index Sponsor” and as described under “Information Regarding the Underlier” in this pricing supplement).
Upside Leverage Factor:	2.35
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	, the Closing Value of the Underlier on the Initial Valuation Date
Final Underlier Value:	The Closing Value of the Underlier on the Final Valuation Date

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.00%	99.00%
Total	$●	$●	$●	$●

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $990.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $978.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-6 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $10.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Closing Value:*	Closing Value means, with respect to the Underlier on any date, the official closing level of the Underlier with respect to that date, as calculated and published by the Index Sponsor and displayed on Bloomberg Professional® service (“Bloomberg”) page “BXIITBS5<Index>” or any successor page on Bloomberg or any successor service, as applicable.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06745NQE9 / US06745NQE93

*	If the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, the Calculation Agent may select a successor index or, if no successor index is available, may calculate the value to be used as the Closing Value of the Underlier. In addition, the Calculation Agent may calculate the value to be used as the Closing Value of the Underlier in the event of certain changes in or modifications to the Underlier. For more information, see “Supplemental Terms of the Notes—Discontinuation of the Underlier; Alteration of Methodology or Calculation of the Underlier” in this pricing supplement.

†	The Final Valuation Date may be postponed if a Market Disruption Event occurs on the Final Valuation Date as described under “Supplemental Terms of the Notes—Market Disruption Events” in this pricing supplement. In addition, the Maturity Date will be postponed if that day is not a business day as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement or if the Final Valuation Date is postponed as described under “Supplemental Terms of the Notes—Market Disruption Events” in this pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 21, 2023. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying Supplement dated June 21, 2023:

http://www.sec.gov/Archives/edgar/data/312070/000095010323009073/dp195519_424b2-trailblazer.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

SUPPLEMENTAL TERMS OF THE NOTES

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the following provisions will apply for purposes of the Notes.

Market Disruption Events

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to the Underlier, the Final Valuation Date will be postponed to the immediately succeeding Index Business Day (as defined under “Information Regarding the Underlier” in this pricing supplement) on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to the Underlier on that fifth day, the Calculation Agent will determine the Closing Value of the Underlier for that fifth day in good faith and in a commercially reasonable manner.

If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

With respect to the Notes, a “Market Disruption Event” means:

•	the occurrence of a Trading Disruption Event, an Index Market Disruption Event or an Index Disruption Event (each as defined under “The Barclays Trailblazer Switch Index—Additional Index Determinations” in the accompanying underlying supplement); or

•	the failure of the Index Sponsor to calculate and publish the official closing level of the Underlier on an Index Business Day in each case as determined by the Calculation Agent in its sole discretion.

Discontinuation of the Underlier; Alteration of Methodology or Calculation of the Underlier

If the Index Sponsor discontinues publication of the Underlier and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Closing Value of the Underlier on the Final Valuation Date, or any other relevant date on which the Closing Value of the Underlier is to be determined, will be determined by reference to the level of that Successor Index at the time of daily final publication, or close of trading on the relevant exchange or market for that Successor Index, as applicable, on that date. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Underlier for all purposes under the Notes, and the Calculation Agent may in its sole discretion adjust any variable described in this pricing supplement, including but not limited to any level (including but not limited to the Initial Underlier Value, the Final Underlier Value and the Closing Value on any relevant date), or any combination thereof. The Calculation Agent will make any such adjustment with a view to offsetting, to the extent practicable, any difference in the relative levels of the Index and the Successor Index at the time the Index is replaced by the Successor Index.

If an Index Cancellation occurs on or prior to the Final Valuation Date or any other relevant date on which the Closing Value of the Underlier is to be determined and is continuing on that date, then the Calculation Agent may in its sole discretion determine to compute the Closing Value of the Underlier in accordance with the formula for and method of calculating the Underlier or Successor Index, as applicable, last in effect prior to that Index Cancellation.

An “Index Cancellation” will occur if (a) the Index Sponsor discontinues publication of the Closing Value of the Underlier on or prior to the Final Valuation Date (or any other relevant date on which the Closing Value of the Underlier is to be determined) and that discontinuation is continuing on the Final Valuation Date (or other relevant date) and the Calculation Agent determines that no Successor Index is available at that time or (b) the Calculation Agent has previously selected a Successor Index and publication of that Successor Index is discontinued prior to, and that discontinuation is continuing on, the Final Valuation Date or that other relevant date.

If at any time the method of calculating the Underlier or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlier or a Successor Index is in any other way modified such that the Underlier or that Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Underlier or that Successor Index had those changes or modifications not been made, then the Calculation Agent may in its sole discretion determine to make such calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level for the Underlier or Successor Index comparable to the Underlier or Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the payment at maturity or any other payment to be made on the Notes with reference to the Underlier (or Successor Index), as adjusted.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You anticipate that the Final Underlier Value will be above the Initial Underlier Value.

•	You understand and accept that you may not earn any positive return on your Notes.

•	You understand and accept that the performance of the Underlier will be affected by an index fee of 0.85% per annum and by the reduction of a synthetic financing cost.

•	You understand and accept that the investment strategy used to construct the Index may not be successful and may underperform any alternative portfolio or strategy that might be constructed from the Index Components.

•	You understand and accept that the realized volatility of the Index may not approximate its target volatility and that the realized volatility of the Index may be greater or less than its target volatility, perhaps significantly.

•	You understand and are willing and able to accept the other risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Index Components or the component securities held by the Index Components, nor will you have any voting rights with respect to the Index Components or the component securities held by the Index Components.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You do not anticipate that the Final Underlier Value will be above the Initial Underlier Value.

•	You do not understand and/or are unable to accept that you may not earn any positive return on your Notes.

•	You are unwilling or unable to accept that the performance of the Underlier will be affected by an index fee of 0.85% per annum and by the reduction of a synthetic financing cost.

•	You are unwilling or unable to accept that the investment strategy used to construct the Index may not be successful and may underperform any alternative portfolio or strategy that might be constructed from the Index Components.

•	You are unwilling or unable to accept that the realized volatility of the Index may not approximate its target volatility and that the realized volatility of the Index may be greater or less than its target volatility, perhaps significantly.

•	You are unwilling or unable to accept the other risks associated with an investment linked to the performance of the Underlier, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Index Components or the component securities held by the Index Components.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed-income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Underlier Value: 100.0000*

*	The hypothetical Initial Underlier Value of 100.0000 has been chosen for illustrative purposes only and does not represent a likely actual Initial Underlier Value. The actual Initial Underlier Value will be equal to the Closing Value of the Underlier on the Initial Valuation Date.

For information regarding recent values of the Underlier, please see “Historical and Hypothetical Historical Performance of the Underlier” in this pricing supplement.

Final Underlier Value	Underlier Return	Payment at Maturity per $1,000 Principal Amount Note
150.0000	50.00%	$2,175.00
140.0000	40.00%	$1,940.00
130.0000	30.00%	$1,705.00
120.0000	20.00%	$1,470.00
110.0000	10.00%	$1,235.00
105.0000	5.00%	$1,117.50
100.0000	0.00%	$1,000.00
90.0000	-10.00%	$1,000.00
80.0000	-20.00%	$1,000.00
70.0000	-30.00%	$1,000.00
60.0000	-40.00%	$1,000.00
50.0000	-50.00%	$1,000.00
40.0000	-60.00%	$1,000.00
30.0000	-70.00%	$1,000.00
20.0000	-80.00%	$1,000.00
10.0000	-90.00%	$1,000.00
0.0000	-100.00%	$1,000.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The value of the Underlier increases from an Initial Underlier Value of 100.0000 to a Final Underlier Value of 105.0000.

Because the Final Underlier Value is greater than the Initial Underlier Value, you will receive a payment at maturity of $1,117.50 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return × Upside Leverage Factor)

$1,000 + ($1,000 × 5.00% × 2.35) = $1,117.50

Example 2: The value of the Underlier decreases from an Initial Underlier Value of 100.0000 to a Final Underlier Value of 40.0000.

Because the Final Underlier Value is less than the Initial Underlier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Information Regarding the UNDERLIER

The Index is a rules-based proprietary index created and owned by Barclays Bank PLC. The Index is operated by Barclays Index Administration, a distinct function within Barclays Bank PLC (in such capacity, the “Index Sponsor”). The Index Sponsor has appointed a third party, MerQube, Inc. (together with any successor thereto, the “Index Calculation Agent”), to calculate and maintain the Index. The Index is reported by Bloomberg under the ticker symbol “BXIITBS5.”

The Index applies a rules-based methodology to track a dynamic synthetic portfolio (the “Index Portfolio”) selected from a universe of 14 exchange-traded funds that provide exposure to U.S. equity sectors or fixed-income assets (each, an “Index Component”). The Index generally seeks to maintain diversified exposure to the Index Components over time, except that under market conditions potentially indicative of declining bond prices, the Index will seek to eliminate exposure to fixed-income assets. The Index targets a realized volatility of approximately 5% over time. Each day, a synthetic financing cost is deducted in calculating the value of each Index Component and an index fee of 0.85% per annum is deducted in calculating the level of the Index.

Index Portfolio rebalancing. The Index Portfolio is not rebalanced according to a predetermined schedule. Instead, on each Index Business Day (as defined below), the Index uses its Index Portfolio selection methodology to determine a new synthetic portfolio of Index Components, but the Index will rebalance into that new synthetic portfolio only if the composition of that synthetic portfolio differs sufficiently from its current Index Portfolio. Otherwise, the Index will maintain its synthetic position in its current Index Portfolio. In addition, the Index will rebalance its current Index Portfolio back to the target weights implemented in the immediately preceding rebalancing (i.e., a new Index Portfolio will not be selected) if the realized volatility of its current Index Portfolio falls outside specified parameters and the Portfolio Exposure (as defined below) is adjusted.

Index Portfolio selection methodology. Under the Index Portfolio selection methodology, the Index uses third-party optimization software to identify on each Index Business Day the synthetic portfolio, composed of the Index Components, that has the highest expected return with a recent realized volatility of 5% or less, subject to the weighting constraints set forth below. For purposes of estimating the expected returns of the Index Components, the selection methodology assumes that the expected return of each Index Component is proportional to the risk associated with that Index Component, as measured by its recent realized volatility, and that the proportion is the same for each of the Index Components.

The weighting constraints applied by the selection methodology provide a minimum target weight and maximum target weight for each Index Component that are set so as to prevent (i) short exposure to any Index Component, (ii) excessive concentration in any Index Component and (iii) a change of 10% or more from one Index Business Day to the next Index Business Day in the target weight of any Index Component in the Index Portfolio. In addition, subject to the foregoing, when the fixed-income signal described below is negative, the maximum target weights of the fixed-income Index Components are set so as to seek to eliminate exposure to those Index Components. Finally, the sum of the target weights of the Index Components in the synthetic portfolio must be greater than or equal to 0% and less than or equal to 100%.

The fixed-income signal is determined on each Index Business Day by reference to the level of the Barclays Switch USD Signal Index (the “Switch Signal Index”). The Switch Signal Index references trends in expectations for short-term rates, trends in expected inflation and risk aversion levels indicated by trends in broad-based U.S. equity markets and will yield a negative fixed-income signal if (a) at least two of those three trends indicate a likelihood that bond prices may decline or (b) one of those trends indicates a likelihood that bond prices may decline and the other two trends are inconclusive. For additional information about the Switch Signal Index, see “Background on the Barclays Switch USD Signal Index” in the accompanying underlying supplement.

Volatility targeting. In addition to referencing the target volatility of 5% in the Index Portfolio selection methodology described above, the Index also adjusts its synthetic exposure to the Index Portfolio through two layers of volatility targeting in order to target a realized volatility of approximately 5% over time.

Under the first layer of volatility targeting, the Index applies an exposure (the “Portfolio Exposure”) of between 0% and 150% to the Index Portfolio with the aim of targeting a realized volatility of approximately 5%. The Portfolio Exposure will be set so as to increase exposure to the Index Portfolio if its realized volatility is less than 5% and decrease exposure to the Index Portfolio if its realized volatility is greater than 5%. The Portfolio Exposure is adjusted only when rebalancing into a new Index Portfolio or when the realized volatility of the current Index Portfolio changes sufficiently from the time the Portfolio Exposure was last established. We refer to the synthetic portfolio represented by the Index Portfolio with its weights adjusted by the Portfolio Exposure as the “Volatility-Adjusted Portfolio.”

Under the second layer of volatility targeting, the Index applies an exposure (the “Index Exposure”) of between 0% and 100% to the Volatility-Adjusted Portfolio with the aim of targeting a realized volatility of approximately 5%. The Index Exposure will be set so as to decrease exposure to the Volatility-Adjusted Portfolio if its realized volatility is greater than 5%. The Index Exposure is adjusted only when the realized volatility of the current Volatility-Adjusted Portfolio changes sufficiently from the time the Index Exposure was last established.

The effective exposure provided by the Index to the Index Portfolio on any Index Business Day is equal to the Portfolio Exposure on that Index Business Day multiplied by the Index Exposure on that Index Business Day. The effective exposure provided by the Index to the Index Portfolio on any Index Business Day may be significantly less than 100%, and any such difference will be synthetically uninvested and will earn no return. The index fee is not reduced when the Index is partially uninvested.

Index Components. The table below lists the Index Components. For additional information about the Index Components, see “Background on the Index Components” in the accompanying underlying supplement.

Asset Class	Index Component	Ticker
Equity	Materials Select Sector SPDR® Fund	XLB UP
	Energy Select Sector SPDR® Fund	XLE UP
	Financial Select Sector SPDR® Fund	XLF UP
	Industrial Select Sector SPDR® Fund	XLI UP
	Technology Select Sector SPDR® Fund	XLK UP
	Consumer Staples Select Sector SPDR® Fund	XLP UP
	Utilities Select Sector SPDR® Fund	XLU UP
	Health Care Select Sector SPDR® Fund	XLV UP
	Consumer Discretionary Select Sector SPDR® Fund	XLY UP
	Communication Services Select Sector SPDR® Fund	XLC UP
	Vanguard® Real Estate ETF	VNQ UP
Fixed Income	iShares® 20+ Year Treasury Bond ETF	TLT UQ
	iShares® iBoxx $ Investment Grade Corporate Bond ETF	LQD UP
	iShares® iBoxx $ High Yield Corporate Bond ETF	HYG UP

Index calculation and publication. On any given day, the closing level of the Index (the “Index Level”) reflects (a) the performance of its Index Portfolio, as adjusted by the Portfolio Exposure and the Index Exposure, less (b) the index fee of 0.85% per annum. The performance of the Index Portfolio reflects the weighted excess-return performance of the Index Components. The amount deducted as a result of the index fee is not affected by the Portfolio Exposure or the Index Exposure, and the index fee is not reduced when the Index is partially uninvested.

The performance of each Index Component is calculated on an excess-return basis, which means that the value of each Index Component for purposes of the Index reflects the reinvestment of distributions and the deduction of a synthetic financing cost equal to (a) the Effective Federal Funds Rate (Bloomberg Code: FEDL01 Index) plus (b) 0.25%. The Effective Federal Funds Rate is a measure of the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight, calculated as the volume-weighted median of overnight federal funds transactions reported by U.S. banks and U.S. branches and agencies of non-U.S. banks, and is quoted on the basis of an assumed year of 360 days.

The Index Sponsor publishes the Index Level on each Index Business Day as soon as reasonably practical following its calculation, subject to Index Market Disruption Events and Index Disruption Events, both as defined and described under “The Barclays Trailblazer Switch Index—Additional Index Determinations” in the accompanying underlying supplement. The Index Sponsor may at any time change the place, time and frequency of the publication of the Index Level. The Index Calculation Agent began calculating the Index on a live basis on June 12, 2023.

“Index Business Day” means a day on which the New York Stock Exchange (or any successor thereto) is scheduled to be open for business.

The Index is described as tracking a synthetic portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used in determining the composition of the Index and calculating the Index in accordance with its methodology.

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative portfolio or strategy that might be constructed from the Index Components. In addition, no assurance can be given that the realized volatility of the Index will approximate its target volatility. The realized volatility of the Index may be greater or less than its target volatility, perhaps significantly. Furthermore, no assurance can be given that the Switch Signal Index will accurately indicate price momentum in U.S. dollar bond markets.

For more information about the Index, see “The Barclays Trailblazer Switch Index” in the accompanying underlying supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlier or the Index Components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Receive No More Than the Principal Amount of Your Notes—If the Final Underlier Value is less than or equal to the Initial Underlier Value, you will receive only the principal amount of your Notes. Therefore, you may not receive a return on the Notes. Even if the Final Underlier Value is greater than the Initial Underlier Value, the return on the Notes may be less than the amount that would be paid on a conventional debt security of the Issuer of comparable maturity if the Underlier does not appreciate sufficiently over the term of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	Repayment of the Principal Amount Applies Only at Maturity—You should be willing to hold your Notes to maturity. Although the Notes provide for the repayment of the principal amount of your Notes at maturity, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of the Underlier has increased from the Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Index Components or the Component Securities Held by the Index Components—The return on the Notes may not reflect the return you would realize if you actually owned the Index Components or the component securities held by the Index Components. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Components or the component securities held by the Index Components would have.

•	Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlier Generally

•	The Index May Not Be Successful and May Underperform Alternative Investment Strategies—There can be no assurance that the Index will achieve positive returns. The Index applies a rules-based methodology to track a dynamic synthetic portfolio selected from a universe of 14 exchange-traded funds that provide exposure to U.S. equity sectors or fixed-income assets. The Index generally seeks to maintain diversified exposure to the Index Components over time, except that under market conditions potentially indicative of declining bond prices, will seek to eliminate exposure to fixed-income assets, as described under “Information Regarding the Underlier” in this pricing supplement. The Index targets a realized volatility equal to approximately 5% over time.

There can be no assurance that a synthetic investment in the Index Portfolio will perform better than an alternative investment portfolio selected based on different criteria or using any other methodology.

•	The Deduction of Synthetic Financing Costs and an Index Fee Will Adversely Affect Index Performance—While a total return index tracks a synthetic funded investment in its components, with dividends synthetically reinvested, an excess return index tracks a synthetic investment in its components, with dividends synthetically reinvested, made through the use of borrowed funds for which a financing cost is synthetically paid. The Notes are linked to an excess return index and not a total return index. In the particular case of the Index, the level of each Index Component is based on a synthetic investment in that Index Component minus a borrowing cost represented by the Effective Federal Funds Rate plus a fixed spread. Accordingly, each Index Component will underperform the total return performance of the corresponding exchange-traded fund.

The Effective Federal Funds Rate is a measure of the interest rate at which depository institutions lend balances at the Federal Reserve to other depository institutions overnight. The Effective Federal Funds Rate will be affected by many factors, including, among others, the monetary policy of the Federal Reserve. The Effective Federal Funds Rate has fluctuated significantly over time. For example, on May 1, 2020, the Effective Federal Funds Rate was 0.05%, and on May 1, 2023, the Effective Federal Funds Rate was 5.06%. The Federal Reserve raised its federal funds target rate over periods in the past and may do so again in the future. Any increase in the Effective Federal Funds Rate, due to the Federal Reserve raising interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the borrowing cost on the excess return performance of each Index Component (and, therefore, the performance of the Index).

In addition, the performance of the Index will be reduced by the daily deduction of a fee of 0.85% per annum. As such, the Index performance will trail that of a hypothetical, identically constituted index from which no such cost is deducted.

The deduction of the synthetic financing cost and the index fee will place a significant drag on the performance of the Index, offsetting any positive total return of the Index Components included in the Index Portfolio, exacerbating any negative total return of the Index Components included in the Index Portfolio and causing the Closing Value of the Index to decline steadily if the total return of the Index Components included in the Index Portfolio is relatively flat. The Index will not appreciate unless the total return performance of the Index Components included in the Index Portfolio is sufficient to offset the negative effects of the synthetic financing cost and the index fee, and then only to the extent that the total return performance of the Index Components included in the Index Portfolio is greater than the deducted amounts. As a result of these deductions, the Closing Value of the Index may decline even if the total return of the Index Components included in the Index Portfolio is positive.

•	The Index’s Selection Methodology May Not Be Successful—Under the Index’s portfolio selection methodology, the Index seeks to identify the synthetic portfolio composed of the Index Components that has the highest expected return with a recent realized volatility of 5% or less, subject to the weighting constraints. The Index’s selection methodology uses the recent realized volatility of each Index Component as a proxy for the expected return of that Index Component. No assurance can be given that the realized volatility of an Index Component will accurately predict its future performance. Even if the Index allocates exposure to the Index Components with the highest returns, the Index will decline if there is a decline in the Index Components that compose the Index.

•	The Fixed-Income Switch Signal Feature of the Index May Not Be Successful—When the Index’s fixed-income signal is negative, the Index will seek to eliminate exposure to the fixed-income Index Components. However, no assurance can be given that the Index’s fixed-income signal will accurately indicate price momentum in U.S. dollar bond markets. The fixed-income signal may indicate that exposure to fixed-income Index Components should be eliminated at times when they are outperforming other Index Components or may fail to indicate that exposure to fixed-income Index Components should be eliminated at times when they are underperforming other Index Components. In addition, even if the fixed-income signal accurately indicates price momentum in U.S. dollar bond markets, exposure to fixed-income Index Components may be eliminated only after several Index Business Days have elapsed and no assurance can be given that the Index will adjust its exposure to fixed-income Index Components quickly enough to benefit from that accurate indication. The Index may underperform a comparable investment portfolio that does not reference a fixed-income signal to adjust its exposure to fixed-income assets.

•	The Index May Not Achieve Its Target Volatility of 5%—The Index seeks to maintain a realized volatility level of approximately 5% by employing two layers of volatility targeting to dynamically adjust its exposure to the Index Portfolio at any given time, as described under “The Barclays Trailblazer Switch Index—Volatility Targeting” in the accompanying underlying supplement. There can, however, be no assurance that historical trends in volatility will continue in the future. As a result, the realized volatility of the Index may be greater or less than its target volatility, perhaps significantly.

•	The Index May Not Be Fully Invested in the Index Components—If the sum of the target weights of the Index Components in the portfolio selected by the Index is less than 100%, the difference, which may be significant, will be synthetically uninvested and will earn no return. In addition, the Index adjusts its synthetic exposure to the Index Portfolio through two layers of volatility targeting in an attempt to target a realized volatility for the Index equal to approximately 5%, resulting in an effective exposure to the Index Portfolio of between 0% and 150%. If the Index’s effective exposure to the Index Portfolio is less than 100%, the difference, which may be significant, will be synthetically uninvested and will earn no return. As a result, the Index may underperform a similar index that provides 100% exposure to the Index Components in the Index Portfolio and 100% exposure to the Index Portfolio. The amount deducted as a result of the index fee is not reduced when the Index is partially uninvested.

•	The Index May Be Subject to Increased Volatility Due to the Use of Leverage—When the realized volatility of the Index Portfolio is less than the Target Volatility of 5%, the Index will employ leverage and the effective exposure of the Index to the Index Portfolio may be up to 150%. When the effective exposure to the Index Portfolio is greater than 100%, any movements in values of the Index Components will result in greater changes in the value of the Index Portfolio than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Index Portfolio. Accordingly, the Index may underperform a comparable investment portfolio that does not employ leverage.

•	The Index’s Target Volatility Feature May Negatively Affect the Appreciation Potential of the Index—Under ordinary market conditions, equity markets tend to experience volatility that is significantly above the Index’s target volatility of 5%. As a result, the Index’s target volatility feature may skew the allocations among the Index Components in the Index Portfolio toward fixed-income Index Components, which typically have lower volatility than equity Index Components, or may result in the sum of the target weights of the Index Components being less than 100%, which will reduce the volatility of the Index Portfolio. Fixed-income Index Components may have lower return potential than equity Index Components, and any synthetically uninvested portion of the Index Portfolio will earn no return. Moreover, if the Index has a relatively high allocation to fixed-income Index Components, it will be particularly sensitive to factors that adversely affect the value of fixed-income instruments, such as increases in interest rates or declining perceptions of credit quality.

In addition, the volatility targeting feature of the Index may cause the Index to reduce its exposure to the Index Portfolio in periods of high volatility, even if the Index Portfolio is generally performing positively. The performance of the Index may be negative or less positive than the performance of the Index Portfolio during such periods. Accordingly, the return on the Index may be less, perhaps significantly, than the return on an index that does not include a volatility targeting feature.

•	The Index Relies on Optimization Software That Is Subject to Inherent Limitations—Under the Index Portfolio selection methodology, the Index uses third-party optimization software to identify on each Index Business Day the synthetic portfolio composed of the Index Components that has the highest expected return with a recent realized volatility of 5% or less, subject to the relevant weighting constraints. In limited circumstances, the portfolio composition used as the starting point for the model could theoretically cause the model to produce a less optimal portfolio or to fail to produce a solution. If the optimization software fails to identify a synthetic portfolio that satisfies the specified constraints on an Index Business Day, the Index will make a second attempt to use the optimization software to identify a synthetic portfolio that satisfies the specified constraints. If the second attempt also fails, no new target weights will be determined for the Index Components on that Index Business Day. The Index Sponsor has discretion to modify the settings used with the optimization software or to modify the starting values for an optimization in order to limit any potential impact on the Index from numerical accuracy or software issues, but no assurance can be given that the Index Sponsor will be successful at doing so.

•	The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and Their Market Value and Create Conflicts of Interest—The Index Sponsor, a distinct function within Barclays Bank PLC, is responsible for the operation of the Index, and the policies of the Index Sponsor concerning the calculation of the Closing Value of the Index could affect the Closing Value of the Index and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to scheduled maturity.

The Index Sponsor may modify the methodology for calculating the Closing Value of the Index. In addition, as described in “The Barclays Trailblazer Switch Index—Additional Index Determinations” in the accompanying underlying supplement, the Index Sponsor may make certain changes to the way in which the Index is calculated. For example, the Index Sponsor may discontinue or suspend calculation or publication of the Index upon the occurrence of certain market disruptions or other events, in which case it may become difficult to determine the Closing Value of the Index and the value of the Notes. In addition, the Index Sponsor may replace an Index Component if that Index Component ceases to exist or changes in a way that makes the calculation of the Index impossible or infeasible. The replacement Index Component may perform significantly worse than the replaced Index Component. Any such changes could adversely affect the value of the Notes. The circumstances in which the Index Sponsor might make any such a determination are described more fully under “The Barclays Trailblazer Switch Index—Additional Index Determinations” in the accompanying underlying supplement.

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “The Barclays Trailblazer Switch Index—Additional Index Determinations” in the accompanying underlying supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•	The Values of the Index Components That Comprise the Index May Offset Each Other—Price movements between the Index Components may not correlate with each other. At a time when the value of certain Index Components increases, the value of the other Index Components may not increase as much or may decline. Therefore, in calculating the Closing Value of the Index, increases in the value of one of the Index Components included in the portfolio tracked by the Index may be moderated, or more than offset, by lesser increases or decreases in the value of the other Index Components included in the portfolio tracked by the Index. In addition, high correlation during periods of negative returns among Index Components could have an adverse effect on the Closing Value of the Index.

•	The Index Has a Limited Performance History—The Index Calculation Agent began calculating the Index on a live basis on June 12, 2023, and the Index Sponsor has published limited information about how the Index might have performed had it been calculated in the past. Because the Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance would be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses as the basis for an investment decision.

•	Hypothetical Back-Tested Data Relating to the Index Does Not Represent Actual Historical Data and Is Subject to Inherent Limitations—All data relating to the period prior to the launch date of the Index, including the table and graphs set forth under “Historical and Hypothetical Historical Performance of the Underlier” below, is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. The information is based on a hypothetical estimate by the Index Sponsor using available historical data as to how the Index may have performed in the pre-launch date period. Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Historical and Hypothetical Historical Performance of the Underlier” below. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested data should not be taken as an indication of future performance.

•	Historical or Hypothetical Historical Levels of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical or hypothetical historical levels of the Index. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•	The Index Is Not Actively Managed—The Index operates by pre-determined rules, as described under “Information Regarding the Underlier” in this pricing supplement. There will be no active management of the Index to enhance returns or limit losses. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, economic, financial or other factors than the non-actively managed Index, which may adversely affect the Closing Value of the Index and the value of the Notes.

•	The Index Is Comprised of Synthetic Assets and Liabilities—The exposure to the Index Components that comprise the Index at any given time is purely synthetic and will exist solely in the records maintained by or on behalf of the Index Sponsor. There is no actual portfolio of assets to which any person or entity is entitled or in which any person or entity has any ownership interest. Consequently, no person or entity will have any claim against any of the Index Components that comprise the Index at any time.

Risks Relating to the Index Components

•	Certain Features of the Index Components Will Impact the Value of the Notes—Each Index Component is an exchange-traded fund, the performance of which will not fully replicate the performance of the Underlying Index it is meant to track, and each Index Component may hold securities not included in its Underlying Index. Accordingly, the performance of the Index is subject to risks associated with investments in exchange-traded funds, including:

o	Management risk. This is the risk that the investment strategy for each Index Component, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Index Component’s investment adviser may have the right to use a portion of that Index Component’s assets to invest in securities that are not included in its Underlying Index. The Index Components are not actively managed, and each Index Component’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The Index Components may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Index Component’s losses may be greater than if each Index Component invested only in conventional securities.

o	Transaction costs and fees. Unlike its Underlying Index, the Index Components will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Index Component may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Index Component and the securities composing the Underlying Index it is meant to track or other circumstances. During periods of market volatility, the component securities held by an Index Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an Index Component and the liquidity of an Index Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Index Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Index Component. As a result, under these circumstances, the market value of an Index Component may vary substantially from the net asset value per share of that Index Component. Because the Notes are linked to the performance of the Index Components and not their Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•	The Select Sector Funds Involve Sector Concentration Risk—Each Index Component in the equity sectors asset class (other than the Vanguard® Real Estate ETF) is a Select Sector SPDR® Fund (each, a “Select Sector Fund” and collectively, the “Select Sector Funds”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500® Index.

The investment objective of each Select Sector Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries, as represented by a specified Select Sector Index. Accordingly, the performance of each Select Sector Fund will not benefit from the diversification that could result if such funds held securities issued by companies that operate in multiple sectors.

The performance of companies that operate in any particular sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events and supply and demand for the products and services offered by such company. Any adverse development in the relevant sector tracked by any Select Sector Fund may have a material adverse effect on the securities held in the portfolio of such Select Sector Fund and, as a result, may have a material adverse effect on the price of such Select Sector Fund, the Closing Value of the Index and the value of your Notes.

•	Risks Associated with the Real Estate Industry Will Affect the Value of the Vanguard® Real Estate ETF—The Vanguard® Real Estate ETF invests in companies that invest in real estate, such as real estate investment trusts (or “REITs”) or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the Vanguard® Real Estate ETF, the Closing Value of the Index and the value of your Notes.

•	The Index Components Included in the Fixed-Income Asset Class Are Subject to Interest Rate-Related Risks—All of the Index Components included in the fixed-income asset class (which we collectively refer to as the “Fixed-Income ETFs”) are exchange-traded funds that attempt to track the performance of indices composed of fixed-income securities. Investing in the Notes linked to the performance of the Index (and, accordingly, indirectly to the Fixed-Income ETFs) differs significantly from investing directly in bonds to be held to maturity because the values of the Fixed-Income ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Fixed-Income ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Fixed-Income ETFs, each of which mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the Fixed-Income ETFs, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the Closing Value of the Index. As a result, rising interest rates may cause the value of the bonds underlying the Fixed-Income ETFs, the Fixed-Income ETFs and the Index to decline, possibly significantly. While the Index seeks to eliminate exposure to the Fixed-Income ETFs at times when the fixed-income signal is negative, which may be triggered in part by rising interest rates, the fixed-income signal is affected by trends in expected inflation and broad-based U.S. equity markets as well, and there is no assurance that the fixed-income signal will be negative when interest rates are rising. See “—Risks Relating to the Underlier Generally—The Fixed-Income Switch Signal Feature of the Index May Not Be Successful” above.

Interest rates are subject to volatility due to a variety of factors that interrelate in complex and unpredictable ways, including, among others:

o	sentiment regarding underlying strength in the U.S. economy and global economies;

o	expectations regarding the level of price inflation;

o	sentiment regarding credit quality in the U.S. and global credit markets;

o	central bank policies regarding interest rates; and

o	the performance of U.S. and foreign capital markets.

•	The Index Components Included in the Fixed-Income Asset Class Are Subject to Credit Risk—The prices of the bonds underlying the Fixed-Income ETFs are significantly influenced by the creditworthiness of the issuers of the bonds. The issuers of the bonds underlying the Fixed-Income ETFs may have their credit ratings downgraded, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. In the case of the iShares® 20+ Year Treasury Bond ETF, perceptions of the credit quality of the U.S. government may change. Following a ratings downgrade or the widening of credit spreads, or perceptions of reduced credit quality of the U.S. government, some or all of the underlying bonds may suffer significant and rapid price declines. Such events may have material adverse effects on the value of the Fixed-Income ETFs, the Index and the Notes.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high-yield corporate market and is therefore subject to high-yield securities risk. Securities that are rated below investment grade (commonly known as “junk bonds”) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•	The iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF Are Subject to Risks Associated with Non-U.S. Securities Markets—The iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF may include U.S. dollar-denominated bonds issued by non-U.S. companies. As such, the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF are subject to risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Some or all of these factors may adversely affect the value of the iShares® iBoxx $ Investment Grade Corporate Bond ETF and the iShares® iBoxx $ High Yield Corporate Bond ETF, which may adversely affect the Closing Value of the Index.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlier or the Index Components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a Market Disruption Event has occurred on any date that the value of the Underlier is to be determined; if the Underlier is discontinued or if the sponsor of the Underlier fails to publish the Underlier, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; and calculating the value of the Underlier on any date of determination in the event of certain changes in or modifications to the Underlier. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Furthermore, the role played by Barclays Index Administration in its role as Index Sponsor creates additional conflicts of interest. See “—Risks Relating to the Underlier Generally—The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Closing Value of the Index and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest” above.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the value and expected volatility of the Underlier, the Index Components and the component securities held by the Index Components;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	dividend rates on the Index Components and the component securities held by the Index Components;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE OF THE UNDERLIER

The Index Calculation Agent began calculating the Index on a live basis on June 12, 2023. All values of the Index prior to that date are calculated using available data as to how the Index may have performed in the pre-launch date period. Accordingly, the graph below illustrates:

•	on a hypothetical basis, how the Index would have performed from January 1, 2013 to June 9, 2023; and

•	on an actual basis, how the Index performed from June 12, 2023 through September 29, 2023.

The hypothetical historical performance of the Index shown below was determined using the methodology currently used to calculate the Index, provided that each Index Component is eligible to be included in the Index Portfolio only from its base date.

The hypothetical historical performance below does not reflect actual performance of the Index and has not been verified by an independent third party. Hypothetical historical performance has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight. Alternative selection criteria or assumptions may produce different hypothetical historical performance that might prove to be more appropriate and that might differ significantly from the hypothetical historical performance provided below.

We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical and Hypothetical Historical Performance of the Barclays Trailblazer Switch Index*

* The vertical red line indicates June 12, 2023. The performance to the left of the vertical red line reflects the hypothetical historical performance of the Index and the performance to the right of the vertical red line reflects the actual historical performance of the Index.

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Because the Notes will be offered to initial purchasers at varying prices, it is expected that the "issue price" of the Notes for U.S. federal income tax purposes will be uncertain. We currently intend to treat the issue price as $1,000 for each $1,000 principal amount Note, and the remainder of this discussion so assumes, unless otherwise indicated. Our intended treatment will affect the amounts you will be required to include in income for U.S. federal income tax purposes. You should consult your tax advisor regarding the uncertainty with respect to the Notes' issue price, including the tax consequences to you if the actual issue price of the Notes for U.S. federal income tax purposes is not $1,000 per Note.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

If you purchase Notes at their original issuance for an amount that is different from their issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the Notes and treating these allocations as adjustments to your income when the payment is made. You should consult your tax advisor regarding the treatment of the difference between your basis in your Notes and their issue price.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.